Exhibit 10.1

AMENDMENT NO. 3 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF
ARMADA HOFFLER, L.P.

DESIGNATION OF 6.75% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS

June 17, 2019

This Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of Armada Hoffler, L.P. (this “Third Amendment”) is made as of June 17, 2019 by Armada Hoffler Properties, Inc., a Maryland corporation, as the sole general partner (the “General Partner”) of Armada Hoffler, L.P., a Virginia limited partnership (the “Partnership”), pursuant to the First Amended and Restated Agreement of Limited Partnership of Armada Hoffler, L.P., dated as of May 13, 2013, as amended by Amendment No. 1 thereto dated as of March 19, 2014 and by Amendment No. 2 thereto dated as of July 10, 2015 (as amended, the “Partnership Agreement”). Capitalized terms used and not defined herein shall have the meanings set forth in the Partnership Agreement.

WHEREAS, pursuant to Article XI of the Partnership Agreement, the General Partner hereby amends the Partnership Agreement as follows in connection with the issuance and sale of 6.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), of the General Partner and the issuance to the General Partner of units designated as “6.75% Series A Cumulative Redeemable Perpetual Preferred Units” (the “Series A Preferred Units”) in exchange for the contribution by the General Partner of the net proceeds from the issuance and sale of the Series A Preferred Stock.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Partnership Agreement hereby is amended as follows:

1.
In accordance with Section 4.02 of the Partnership Agreement, set forth in Exhibit A hereto are the terms and conditions of the Series A Preferred Units, which hereby are established and which are to be issued to the General Partner in consideration of its contribution to the Partnership of the net proceeds from the issuance and sale of shares of Series A Preferred Stock. The Partnership Agreement hereby is amended to incorporate Exhibit A to this Third Amendment as Exhibit H to the Partnership Agreement.

2.	Section 5.01 of the Partnership hereby is amended and restated as follows:

(a) Profit. After giving effect to the special allocations set forth in Sections 5.01(c), (d), and (e) hereof and subject to Sections 5.01(f) and (g) hereof, Profit of the Partnership for each fiscal year of the Partnership shall be allocated to the Partners in the following order:

(1) first, to the General Partner to the extent that Losses previously allocated to the General Partner pursuant to Section 5.01(b)(4) hereof, on a cumulative basis, exceed Profits previously allocated to the General Partner pursuant to this clause (1), on a cumulative basis;

(2) second, to the holders of any Partnership Units that are entitled to any preference upon liquidation until the cumulative Profits allocated under this clause (2) equals the cumulative Losses allocated to such Partners under Section 5.01(b)(3) hereof;

(3) third, to the holders of any Partnership Units that are entitled to any preference in distribution in accordance with the rights of any other class of Partnership Units until each such Partnership Unit has been allocated, on a cumulative basis pursuant to this clause (3), Profits equal to the amount of distributions payable that are attributable to the preference of such class of Partnership Units whether or not paid (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); and

(4) finally, with respect to Partnership Units that are not entitled to any preference in distribution or with respect to which distributions are not limited to any preference in distribution, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made).

(b) Loss. After giving effect to the special allocations set forth in Section 5.01(c), (d), and (e) hereof, Loss of the Partnership for each fiscal year of the Partnership shall be allocated to the Partners in the following order:

(1) first, to the holders of Partnership Units, in proportion to, and to the extent that, their share of the Profits previously allocated pursuant to Section 5.01(a)(4) exceeds, on a cumulative basis, the sum of (i) distributions with respect to such Partnership Units pursuant to Section 5.02(a) and (ii) Losses allocated under this clause (1);

(2) second, with respect to classes of Partnership Units that are not entitled to any preference in distribution upon liquidation, pro rata to each such class in accordance with the terms of such class (and, within such class, pro rata in proportion to the respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, however, that Losses shall not be allocated to any Partner pursuant to this Section 5.01(b)(2) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit) (determined in the case of a Partner who also holds classes of Partnership Units that are entitled to any preferences in distribution upon liquidation, by subtracting from such Partners’ Adjusted Capital Account the amount of such preferred distribution to be made upon liquidation) at the end of such fiscal year (or portion thereof);

(3) third, with respect to classes of Partnership Units that are entitled to any preference in distribution upon liquidation, in reverse order of the priorities of each such class (and within each such class, pro rata in proportion to their respective Percentage Interests as of the last day of the period for which such allocation is being made); provided, however, that Losses shall not be allocated to any Partner pursuant to this Section 5.01(b)(3) to the extent that such allocation would cause such Partner to have an Adjusted Capital Account Deficit (or increase any existing Adjusted Capital Account Deficit); and

(4) thereafter, to the General Partner.

(c) Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Partnership that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Partners’ respective Percentage Interests, (ii) any expense of the Partnership that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Partner that bears the “economic risk of loss” of such deduction in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Partnership Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Partner Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Partnership taxable year, then, subject to the exceptions set forth in Regulations Section 1.704(2)(g), items of gain and income shall be allocated among the Partners in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). The manner in which it is reasonably expected that the deductions attributable to nonrecourse liabilities will be allocated for purposes of determining a Partner’s share of the nonrecourse liabilities of the Partnership within the meaning of Regulations Section 1.752-3(a)(3) shall be in accordance with a Partner’s Percentage Interest.

(d) Qualified Income Offset. If a Partner receives in any taxable year an adjustment, allocation or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Partner’s Capital Account that exceeds the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Partner shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Partner in accordance with this Section 5.01(d), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Partner in an amount necessary to offset the income or gain previously allocated to such Partner under this Section 5.01(d).

(e) Capital Account Deficits. Loss shall not be allocated to a Limited Partner to the extent that such allocation would cause a deficit in such Partner’s Capital Account (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Partner’s shares of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain. Any Loss in excess of that limitation shall be allocated to the General Partner in accordance with Section 5.01(b).

(f) Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Unit, the distributive shares of the various items of Profit and Loss allocable among the Partners during such fiscal year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s fiscal year had ended on the date of the transfer or (ii) based on the number of days of such fiscal year that each was a Partner without regard to the results of Partnership activities in the respective portions of such fiscal year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Partner.

(g) Special Allocations Regarding LTIP Units. Notwithstanding the provisions of Sections 5.01(a) and (b) hereof, Liquidating Gains shall first be allocated to the LTIP Unitholders until their Economic Capital Account Balances, to the extent attributable to their ownership of LTIP Units, are equal to (i) the Class A Unit Economic Balance, multiplied by (ii) the number of their LTIP Units. For this purpose, “Liquidating Gains” means net capital gains realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership, including but not limited to net capital gain realized in connection with an adjustment to the value of Partnership assets under Section 704(b) of the Code. The “Economic Capital Account Balances” of the LTIP Unit holders will be equal to their Capital Account balances to the extent attributable to their ownership of LTIP Units. Similarly, the “Class A Unit Economic Balance” shall mean (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Nonrecourse Debt Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Class A Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under this Section 5.01(g), divided by (ii) the number of the General Partner’s Class A Units. Any such allocations shall be made among the LTIP Unitholders in proportion to the amounts required to be allocated to each under this Section 5.01(g). The parties agree that the intent of this Section 5.01(g) is to make the Capital Account balance associated with each LTIP Unit to be economically equivalent to the Capital Account balance associated with the General Partner’s Class A Units (on a per-Unit basis).

(h) Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.01(c), (d) or (e) hereof. All allocations of income, Profit, gain, Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.01, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). With respect to properties acquired by the Partnership, the General Partner shall have the authority to elect the method to be used by the Partnership for allocating items of income, gain and expense as required by Section 704(c) of the Code with respect to such properties, and such election shall be binding on all Partners.

3.	Section 5.02(a) of the Partnership Agreement hereby is amended and restated as follows:

(a) Subject to Sections 5.02(c), (d) and (e) hereof and to the terms of any Partnership Unit Designation, and except with respect to distributions in connection with a liquidation of the Partnership pursuant to Section 5.06(a), the Partnership shall distribute cash at such times and in such amounts as are determined by the General Partner in its sole and absolute discretion, (i) first, to any holders of Partnership Units that are entitled to any preference in distribution in accordance with the rights of any such class of Partnership Units (and, within such class, pro rata in proportion to the respective Percentage Interests on such Partnership Record Date), and (ii) second, to all other Partners who are Partners on the Partnership Record Date with respect to such quarter (or other distribution period) in proportion with their respective Percentage Interests on the Partnership Record Date. Unless otherwise expressly provided for herein, or in the terms established for a new class or series of Partnership Units created in accordance with Article IV hereof, no Partnership Unit shall be entitled to a distribution in preference to any other Partnership Unit.

4.	Section 5.06(a) of the Partnership Agreement hereby is amended and restated as follows:

(a) Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed (i) first, to the holders of Partnership Units that are entitled to any preference in distribution upon liquidation in accordance with the rights of any such class or series of Partnership Units (and, within each such class or series, to each holder thereof pro rata based on its Percentage Interest in such class), and (ii) second, to all other Partners with positive Capital Accounts in accordance with their respective positive Capital Account balances.

5.	Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

6.	This Third Amendment shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Virginia, without regard to the principles or rules governing conflicts of law.

7.
If any provision of this Third Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and agrees to be bound by this Third Amendment as of the date first written above.

GENERAL PARTNER:

ARMADA HOFFLER PROPERTIES, INC.

By:	/s/ Michael P. O’Hara
Name:	Michael P. O’Hara
Title:	Chief Financial Officer, Treasurer and Secretary

EXHIBIT A

DESIGNATION OF TERMS AND CONDITIONS OF
6.75% SERIES A CUMULATIVE REDEEMABLE PERPETUAL PREFERRED UNITS

1)          Designation and Number. A series of Partnership Units, designated as the “6.75% Series A Cumulative Redeemable Perpetual Preferred Units,” hereby is established. The number of Series A Preferred Units shall be 2,530,000.

2)          Defined Terms. Capitalized terms used in this Exhibit and not otherwise defined shall have the meanings given to such terms in the Partnership Agreement. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Exhibit.

“Business Day” shall mean each day, other than a Saturday or a Sunday, which is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

“Charter” shall mean the charter of the General Partner, within the meaning of Section 1-101(f) of the Maryland General Corporation Law.

“REIT Series A Preferred Shares” shall mean shares of 6.75% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share, of the General Partner, with such rights, priorities and preferences as shall be designated by the Board of Directors in accordance with the Charter.

“Series A Articles Supplementary” shall mean the Articles Supplementary of the General Partner designating the rights and preferences of the REIT Series A Preferred Shares, as filed with the Maryland State Department of Assessments and Taxation on June 17, 2019.

3)          Ranking. The Series A Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, winding-up or dissolution of the Partnership, rank (i) senior to the Class A Units, Class B Units, Class C Units and LTIP Units and to all other Partnership Units the terms of which provide that such Partnership Units shall rank junior to the Series A Preferred Units (“Junior Units”); (ii) on parity with any class or series of Partnership Units of the Company expressly designated as ranking on parity with the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution and winding up of the Company (“Parity Units”); and (iii) junior to all Partnership Units the terms of which provide that such Partnership Units shall rank senior to the Series A Preferred Units. The Series A Preferred Units will also rank junior in right of payment to the Partnership’s existing and future debt obligations.

4)          Maturity. The Series A Preferred Units shall have no stated maturity and shall not be subject to sinking fund or mandatory redemption.

5)          Distributions.

(a)          Subject to the preferential rights of any class or series of Partnership Units of the Partnership as to the payment of distributions, holders of Series A Preferred Units will be entitled to receive, when, as and if declared by the General Partner, out of funds legally available for the payment of distributions, cumulative preferential cash distributions in an amount equal to 6.75% per annum on the $25.00 liquidation preference per Series A Preferred Unit (equivalent to the fixed annual amount of $1.6875 per Series A Preferred Unit). Such distributions shall accrue and be cumulative from and including the first date on which any Series A Preferred Units are issued (the “Original Issue Date”) and shall be payable quarterly in arrears on each Distribution Payment Date, commencing on October 15, 2019; provided, however, that if any Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Distribution Payment Date will be paid on the immediately preceding Business Day, in each case with the same force and effect as if paid on such Distribution Payment Date. The amount of any distribution payable on the Series A Preferred Units for any partial Dividend Period (as defined below) shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions will be payable to holders of record as they appear in the records of the Partnership at the close of business on the applicable Distribution Record Date (as defined below). Notwithstanding any provision to the contrary contained herein, each outstanding Series A Preferred Unit shall be entitled to receive a distribution with respect to any Distribution Record Date equal to the distribution paid with respect to each other Series A Preferred Unit that is outstanding on such date. “Distribution Record Date” shall mean the first day of each January, April, July or October immediately preceding the applicable Distribution Payment Date or, if such day is not a Business Day, on the immediately succeeding Business Day. “Distribution Payment Date” shall mean the 15th day of each January, April, July and October, commencing on October 15, 2019. “Distribution Period” shall mean the respective periods commencing on and including the 15th day of January, April, July and October of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period, which shall commence on the Original Issue Date and end on and include October 14, 2019, and other than the Distribution Period during which any Series A Preferred Units shall be redeemed pursuant to Section 7 hereof, which shall end on and include the day preceding the redemption date with respect to the Series A Preferred Units being redeemed).

(b)          Notwithstanding the foregoing, distributions on the Series A Preferred Units will accrue whether or not the terms and provisions set forth in Section 5(c) below at any time prohibit the current payment of distributions, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized.

(c)          Except as provided in Section 5(d) below, no distributions shall be declared and paid or declared and set apart for payment and no other distribution of cash or other property may be declared and made, directly or indirectly, on or with respect to any Parity Unit or Junior Unit as to distributions (other than a distribution paid in Junior Units) for any period, nor shall any Junior Units or Parity Units be redeemed, purchased or otherwise acquired for any consideration (and no funds shall be paid or made available for a sinking fund for the redemption of such Partnership Units) and no other distribution of cash or other property may be made, directly or indirectly, on or with respect thereto by the Partnership (except by conversion into or exchange for Junior Units and except for the redemption of Partnership Units corresponding to any REIT Shares to be purchased by the General Partner pursuant to the Charter to the extent necessary to preserve the General Partner’s status as a REIT, provided that such redemption shall be upon the same terms as the corresponding stock purchase pursuant to the Charter), unless full cumulative distributions on the Series A Preferred Units for all past periods shall have been or contemporaneously are (i) declared and paid in cash or (ii) declared and a sum sufficient for the payment thereof in cash is set apart for such payment.

(d)          When distributions are not paid in full (and a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Units and any other Parity Units as to distributions, all distributions declared upon the Series A Preferred Units and such other classes or series of Parity Preferred Units as to the payment of distributions shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and each such other class or series of Parity Units shall in all cases bear to each other the same ratio that accrued distributions per Series A Preferred Unit and such other class or series of Parity Units (which shall not include any accrual in respect of unpaid distributions on such other class or series of Parity Units for prior distribution periods if such other class or series of Parity Unit does not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Units which may be in arrears.

(e)          Holders of Series A Preferred Units shall not be entitled to any distributions, whether payable in cash, other property or otherwise, in excess of the full cumulative distributions described herein. Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series A Preferred Units which remains payable. Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Series A Preferred Unit Distribution Payment Date on which they first become payable.

6)          Liquidation Preference.

              (a)          Upon any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, before any distribution or payment shall be made to holders of Junior Units, holders of Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership legally available for distribution to its Limited Partners, after payment of or provision for the debts and other liabilities of the Partnership and any Senior Units, a liquidation preference of $25.00 per unit, plus an amount equal to any accrued and unpaid distributions (whether or not authorized or declared) up to, but excluding, the date of payment. In the event that, upon such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the full amount of the liquidating distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all Parity Units, then the holders of the Series A Preferred Units and each such other Parity Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into any other partnership, trust or entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership.

                (b)          In determining whether a distribution (other than upon voluntary or involuntary liquidation), by distribution, redemption or other acquisition of Partnership Units or otherwise, is permitted under the Act, amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Series A Preferred Units shall not be added to the Partnership’s total liabilities.

7)          Redemption. If the General Partner elects to redeem any of the REIT Series A Preferred Shares in accordance with the terms of the Series A Articles Supplementary, the Partnership shall, on the date set for redemption of such Series A Preferred Shares, redeem the number of Series A Preferred Units equal to the number of REIT Series A Preferred Shares for which the General Partner has given notice of redemption pursuant to Section 5 or Section 6, as applicable, of the Third Article of the Series A Articles Supplementary, for cash at a redemption price of $25.00 per Series A Preferred Unit, plus all accrued and unpaid distributions (whether or not authorized or declared) thereon up to but not including the date fixed for redemption, without interest, to the extent the Partnership has funds legally available therefor.

8)          Voting Rights. Holders of Series A Preferred Units shall not have any voting rights.

9)          Conversion. In the event of a conversion of REIT Series A Preferred Shares into REIT Shares at the option of the holders of REIT Series A Preferred Shares pursuant to the terms of the Series A Articles Supplementary, then, upon conversion of such REIT Series A Preferred Shares, the General Partner shall convert an equal whole number of Series A Preferred Units into Class A Units as such REIT Series A Preferred Shares are converted into REIT Shares. In the event of a conversion of REIT Series A Preferred Shares into REIT Shares, (a) to the extent the General Partner is required to pay cash in lieu of fractional shares of common stock pursuant to the Series A Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the General Partner; and (b) to the extent the General Partner receives cash proceeds in addition to the REIT Series A Preferred Shares tendered for conversion, the General Partner shall contribute such proceeds to the Partnership.